Exhibit 99.1

New York Community Bancorp, Inc. Reports 4th Quarter 2007 Diluted Cash Earnings Per Share of $0.25(1) and Diluted GAAP and Operating Earnings Per Share of $0.21(2)

For the Full Year, the Company Reports Diluted Cash EPS of $1.13 and Diluted GAAP EPS of $0.90(1)

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

WESTBURY, N.Y.--(BUSINESS WIRE)--Performance Highlights

  Solid Asset Quality: Non-performing assets represented 0.07% of total assets at 12/31/07, a one-basis point improvement from the 12/31/06 measure and consistent with the measure at 9/30/07. Non-performing loans represented 0.11% of total loans at 12/31/07, consistent with the measures recorded at the earlier dates.
  Net Interest Margin: Excluding prepayment penalty income, our 4Q 2007 margin expanded 14 basis points linked-quarter and 16 basis points year-over-year to 2.29%. Including prepayment penalty income, the margin dropped five basis points linked-quarter but rose nine basis points year-over-year to 2.36%.
  Organic Loan Growth with Improved Loan Pricing: Loan originations totaled $1.5 billion during 4Q 2007, contributing to a $1.4 billion, or 7.2%, linked-quarter increase in total loans. During the quarter, the average yield on new multi-family and commercial real estate loans was 228 basis points higher than the average five-year Constant Maturity Treasury rate.
  Strong Operating Efficiency: Our operating efficiency ratio was 43.44% in 4Q 2007 and 41.18% for the full year. (3)
  Synergy Acquisition Completed: The acquisition of Synergy Financial Group, Inc. (“Synergy”) was completed on October 1, 2007, boosting our New Jersey franchise to 53 branches and our market rank among thrifts in the state from 18th to 5th.
  Franchise Expansion: As a result of the acquisitions we completed in 2007, we increased our franchise from 162 to 218 branches and our number of core deposit accounts by 8.6% year-over-year.
  Tangible Capital Strength: The ratio of tangible stockholders’ equity to tangible assets rose 14 basis points to 5.88% during 4Q 2007, excluding after-tax mark-to-market securities adjustments. Including adjustments, the ratio improved 14 basis points, to 5.83%, at December 31st.(4)

New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported fourth quarter 2007 GAAP earnings of $67.4 million and operating earnings of $67.5 million, both of which were equivalent to $0.21 per diluted share. The Company also reported fourth quarter 2007 cash earnings of $79.8 million, equivalent to $0.25 per diluted share.(1)(2)

The Company’s fourth quarter 2007 GAAP earnings were up $14.3 million, or 26.8%, from the year-earlier level, equivalent to a $0.03, or 16.7%, increase in diluted earnings per share. Its operating earnings rose $5.8 million year-over-year and, on a diluted per-share basis, were consistent with the fourth quarter 2006 amount. The Company’s fourth quarter 2007 cash earnings were up $14.0 million from the level recorded in the year-earlier quarter, and were equivalent to a $0.03, or 13.6%, increase in diluted cash earnings per share. (1)(2)

For the twelve months ended December 31, 2007, the Company reported GAAP earnings of $279.1 million and operating earnings of $275.3 million, equivalent to $0.90 and $0.88, respectively, per diluted share. The Company’s 2007 GAAP earnings were $46.5 million, or 20.0%, higher than those reported for the year-earlier period, and were equivalent to a $0.09, or 11.1%, increase in diluted GAAP earnings per share. The Company’s 2007 operating earnings were $11.7 million higher than those reported in the year-earlier period, equivalent to a $0.04 reduction in diluted operating earnings per share. The Company’s cash earnings rose $88.0 million, or 33.2%, year-over-year to $352.7 million, equivalent to a $0.21, or 22.8%, increase in diluted cash earnings per share to $1.13. (Please see page 13 of this release for a reconciliation of the Company’s GAAP and operating earnings, and page 14 for a reconciliation of its GAAP and cash earnings, for the three and twelve months ended December 31, 2007.)

Commenting on the highlights of the Company’s fourth quarter and full-year performance, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “Our ability to distinguish ourselves through the quality of our assets is undeniably important in view of the significant charges being taken by many financial service providers as the credit cycle continues its downward turn. While we do not expect to remain immune to the cycle, we do believe that the nature of our loans and our conservative underwriting and credit standards will continue to support the performance of our loan portfolio during this difficult time.

“The fact that we have no subprime or Alt-A loans in our loan or investment portfolios certainly works to our advantage, and I should also note that one-to-four family mortgages represented less than 2% of our total loan portfolio at year-end. Furthermore, construction loans represented less than 6% of outstanding loans at the end of December. While our past performance is no guarantee of what may occur in the future, the fact is that we’ve recorded no losses on our construction loan portfolio for nearly 15 years.

“Another fourth quarter highlight was our net interest margin. Excluding prepayment penalty income, our margin rose 14 basis points to 2.29% on a linked-quarter basis, and 16 basis points year-over-year. Although 2007 prepayment penalty income rose $28.1 million, or 95.2%, year-over-year to $57.6 million, the fourth quarter amount was only $4.5 million, down $12.6 million from the trailing-quarter level and $4.2 million from the year-earlier amount. Nonetheless, our margin declined a modest five basis points in the fourth quarter of 2007, and was up nine basis points, year-over-year, to 2.36%. Importantly, our margin, when calculated absent the impact of prepayment penalty income, widened in each of the last three quarters of the year.

“After several quarters of sitting back while the conduits competed for loans at terms we wouldn’t consider, we were pleased to step up our lending in the last three months of the year. Originations totaled $1.5 billion during the fourth quarter, exceeding the year-earlier volume by $479.3 million and the trailing-quarter volume by $274.2 million. In addition, the changes in the marketplace have enabled us to price our multi-family and commercial real estate loans at higher spreads than we’ve seen in many, many quarters—an average of 228 basis points above the average five-year CMT, in fact.

“While the growth of our earnings was limited by the decline in prepayment penalty income, our fourth quarter performance reflected certain improvements that speak to the benefit of our actions over the course of the year. For example, our net interest income rose 9.7% year-over-year, as we increased our balance of interest-earning assets, both organically and through acquisitions, and, at the same time, took steps to contain our cost of funds. In addition, our diluted GAAP earnings per share rose nearly 17% year-over-year, to $0.21 in the fourth quarter of 2007, while our diluted cash earnings per share rose nearly 14% to $0.25 per diluted share.(1)

“Among the factors contributing to our 2007 performance was the continuation of our growth-through-acquisition strategy. With the acquisitions of PennFed, Synergy, and Doral’s branch network in New York City, we added 45 branches to our Community Bank franchise in New Jersey and 11 to our Commercial Bank franchise in New York. All three transactions were immediately accretive to earnings, and all three provided an opportunity to enhance our balance sheet. As a result, we believe we are well positioned to withstand the challenges posed by the current credit cycle, and to be strategically opportunistic in the quarters that lie ahead.

“The actions we took during the year to enhance our earnings also served to strengthen our tangible stockholders’ equity. At the end of December, tangible capital represented 5.88% of tangible assets excluding mark-to-market adjustments, up 14 basis points linked-quarter and 22 basis points year-over-year. Including adjustments, the ratio rose to 5.83% at December 31, 2007, from 5.69% and 5.47% at the prior period-ends.” (4)

$0.25 Per Share Dividend to be Paid on February 15, 2008

“In view of our continued capital strength, and the strength of our cash earnings, the Board of Directors last night declared a quarterly cash dividend of $0.25 per share, payable on February 15, 2008 to shareholders of record at the close of business on February 6th. As I’ve stated before, we recognize and appreciate the importance of the dividend to our investors, and remain confident in our ability to maintain it, despite the challenges facing our industry at this exceedingly turbulent time,” Mr. Ficalora said.

Balance Sheet Summary

The Company recorded total assets of $30.6 billion at December 31, 2007, up $539.9 million on a linked-quarter basis and $2.1 billion, or 7.4%, year-over-year. The year-over-year increase was largely due to the Company’s strategy of growing through acquisitions. In addition to the assets acquired in connection with its acquisition of PennFed Financial Services, Inc. (“PennFed”) in April and its acquisition of Doral Bank, FSB’s (“Doral”) branch network in New York City last summer, the Company acquired assets of $916.0 million in the Synergy transaction on October 1, 2007, including loans of $711.3 million and securities of $119.1 million.

Loans

The Company recorded total loans of $20.4 billion at December 31, 2007, signifying a $1.4 billion, or 7.2%, linked-quarter increase and a $710.4 million increase from the year-earlier amount. In addition to the growth that stemmed from the aforementioned acquisitions, the year-over-year increase reflects twelve-month originations of $4.9 billion, which were tempered by loan repayments and sales of $6.9 billion, including repayments of $989.7 million in the fourth quarter of the year. Loans represented 66.6% of total assets at December 31, 2007, as compared to 63.3% and 69.0% at September 30, 2007 and December 31, 2006, respectively.

While the Synergy transaction contributed to the three-month increase in loans outstanding, the loan portfolio also grew organically. Fourth quarter originations rose to $1.5 billion from $1.2 billion in the trailing quarter and from $982.5 million in the fourth quarter of 2006.

Multi-family loans represented $14.1 billion, or 69.0%, of total loans at December 31, 2007, a $415.8 million increase from the balance at the end of September, and a $477.2 million reduction from the balance recorded at the prior year-end. The twelve-month decline was largely due to an increase in refinancing and property sales in the first three quarters of 2007, and the Company’s decision not to increase its lending in what was, in its view, an irrational marketplace. Multi-family loans accounted for $2.5 billion, or 50.8%, of total loans produced in the twelve months ended December 31, 2007, down $336.5 million from the volume recorded in the twelve months ended December 31, 2006. At December 31, 2007, the average multi-family loan had a principal balance of $3.4 million, and the portfolio had an average loan-to-value ratio of 64.5%. The expected weighted average life of the portfolio was 3.6 years at that date.

The three-month increase in multi-family loans was fueled by organic loan production. Multi-family loans represented $749.8 million, or 51.3%, of total loans produced in the fourth quarter of 2007, a $69.0 million increase from the trailing-quarter volume and a $349.3 million increase from the volume recorded in the fourth quarter of 2006. The linked-quarter increase reflects the significant change in the competitive landscape since early August, when many of the Company’s competitors stepped away from the market in the face of waning liquidity. As a result, the Company was able to step up its lending, and at more attractive spreads, in the fourth quarter of the year.

Commercial real estate loans represented $3.8 billion, or 18.8%, of total loans at December 31, 2007, up $729.2 million and $711.5 million, respectively, from the balances recorded at September 30, 2007 and December 31, 2006. In addition to an increase in organic loan production, the increase reflects commercial real estate loans acquired in the Synergy transaction. The commercial real estate loan portfolio had an average loan-to-value ratio of 56.9% and an expected weighted average life of 3.3 years at December 31, 2007. The average commercial real estate loan had a principal balance of $2.0 million at that date.

Construction loans totaled $1.1 billion and represented 5.6% of total loans at December 31, 2007, consistent with the balance recorded at September 30, 2007, and up $36.8 million from the balance recorded at year-end 2006. Reflecting the quality of its borrowers, and the conservative nature of its underwriting and credit standards, the Company has not recorded a loss on a construction loan in nearly fifteen years.

Partly reflecting loans acquired in the Synergy transaction, other loans totaled $964.5 million at December 31, 2007, up $147.4 million and $289.0 million, respectively, from the balances recorded at September 30, 2007 and December 31, 2006. Commercial and industrial (“C&I”) loans accounted for $705.1 million of the balance at year-end 2007, as compared to $722.7 million and $641.8 million, respectively, at the earlier dates.

The Company has no subprime or Alt-A loans in its loan portfolio.

At the present time, the Company’s pipeline amounts to approximately $983 million, including approximately $705 million of multi-family loans.

Asset Quality

The Company recorded non-performing assets of $22.9 million at year-end 2007, a modest increase from $22.3 million and $22.5 million, respectively, at September 30, 2007 and December 31, 2006. Notwithstanding these increases, the year-end 2007 amount represented 0.07% of total assets, as compared to 0.07% and 0.08%, respectively, at the earlier dates.

Excluding $2.0 million of Synergy loans that were non-performing at December 31, 2007, non-performing assets and loans declined by $1.5 million and $640,000, respectively, from the third quarter-end balance to $20.8 million and $20.2 million, respectively, at December 31st.

While other real estate owned declined $683,000 year-over-year and $818,000 linked-quarter, to $658,000, non-performing loans rose $989,000 and $1.4 million, respectively, to $22.2 million at year-end 2007. Nonetheless, non-performing loans represented 0.11% of total loans at December 31 and September 30, 2007, and at December 31, 2006.

Charge-offs totaled $431,000 in the twelve months ended December 31, 2007, including $145,000 in the fourth quarter, as compared to $420,000 in the twelve months ended December 31, 2006. The 2007 charge-offs were more than offset by transaction-related additions to the allowance for loan losses, including the addition of a $4.9 million loan loss allowance in the October 1st acquisition of Synergy. At December 31, 2007, the allowance for loan losses totaled $92.8 million, signifying a $4.8 million increase on a linked-quarter basis and a $7.4 million increase from the balance recorded at December 31, 2006. The allowance for loan losses thus represented 0.46% of total loans at December 31, 2007 and 418.14% of non-performing loans at that date.

Securities

Securities represented $5.7 billion, or 18.8%, of total assets at December 31, 2007, as compared to $5.9 billion, or 19.6%, at September 30, 2007, and $4.9 billion, or 17.3%, at December 31, 2006. While the year-over-year increase was largely due to the Company’s acquisitions, the linked-quarter decline was primarily due to repayments.

Available-for-sale securities represented $1.4 billion, or 24.0%, of total securities at December 31, 2007, a $95.4 million reduction from the September 30, 2007 balance and a $559.5 million reduction from the balance recorded at year-end 2006. In contrast, held-to-maturity securities represented $4.4 billion, or 76.0%, of total securities at the close of the current fourth quarter, signifying a three-month reduction of $57.8 million and a twelve-month increase of $1.4 billion, or 46.1%. The majority of the securities added to the portfolio in the past twelve months consisted of agency-backed mortgage obligations. There are no subprime or Alt-A issues in the securities portfolio.

Funding Sources

In addition to the cash flows generated through the repayment and sale of loans and securities, the Company’s funding primarily stems from deposits and borrowed funds. Depending on the availability and attractiveness of alternative funding sources, the Company has typically opted not to vie for deposits when its competitors have priced their products at higher rates of interest, as was the case in the last twelve months. In addition, a portion of the cash flows produced through the sale of loans and securities acquired in its merger transactions was used to reduce the Company’s higher-cost sources of funds in 2007, as in prior periods.

The deposits acquired in connection with the PennFed, Doral branch, and Synergy transactions enabled the Company to sit out the heated competition that ensued for deposits, particularly among the major money center banks and non-traditional financial services companies, during the year. Nonetheless, deposits rose $538.3 million, or 4.3%, from the year-earlier balance to $13.2 billion at December 31, 2007, the net effect of a $968.5 million increase in certificates of deposit (“CDs”) to $6.9 billion and a $430.1 million reduction in core deposits (defined as NOW and money market accounts, savings accounts, and non-interest-bearing accounts) to $6.2 billion. While NOW and money market accounts fell $700.2 million over the course of the year to $2.5 billion, the decline was partly offset by a $120.0 million increase in savings accounts to $2.5 billion and a $150.1 million increase in non-interest-bearing deposits to $1.3 billion. On a linked-quarter basis, deposits declined $410.2 million, reflecting the planned reduction of higher-cost funds.

Borrowed funds totaled $12.9 billion at year-end 2007, and were up $837.2 million from the balance at September 30, 2007 and $1.0 billion from the balance recorded at December 31, 2006. The linked-quarter increase was partly due to the Synergy transaction and to an increase in the Company’s use of wholesale borrowings. Reflecting the comparative attractiveness of the interest rates on Federal Home Loan Bank of New York (“FHLB-NY”) advances, wholesale borrowings rose $968.3 million to $12.2 billion over the course of the current fourth quarter; year-over-year, the balance of wholesale borrowings was up $1.1 billion, or 10.1%, at the end of the year.

Stockholders’ Equity

Stockholders’ equity totaled $4.2 billion at December 31, 2007, a $150.8 million increase from the balance recorded at September 30, 2007 and a $492.5 million, or 13.3%, increase from the balance recorded at December 31, 2006. The respective amounts were equivalent to 13.68%, 13.42%, and 12.95% of total assets and book values of $12.95, $12.85, and $12.56 per common share. The calculation of book value per share was based on 322,834,839 shares at December 31, 2007 and 313,633,512 shares and 293,890,372 shares, respectively, at the earlier dates.

Tangible stockholders’ equity totaled $1.6 billion at December 31, 2007, up $64.5 million and $198.4 million, respectively, from the balances at September 30, 2007 and December 31, 2006. Excluding after-tax net unrealized losses on securities of $14.8 million, adjusted tangible stockholders’ equity represented 5.88% of adjusted tangible assets at the end of December 2007; the comparable ratios were 5.74% and 5.66%, respectively, at the earlier dates. Including adjustments, tangible stockholders’ equity represented 5.83% of tangible assets at December 31, 2007, up from 5.69% and 5.47% at the earlier dates. The linked-quarter and year-over-year increases in tangible stockholders’ equity were attributable to the issuance of shares in connection with the Company’s transactions with PennFed and Synergy. (4)

The Company’s subsidiary banks also reported solid levels of capital at December 31, 2007, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At the end of the year, New York Community Bank had a leverage capital ratio of 7.69% and New York Commercial Bank had a leverage capital ratio of 9.10%.

Earnings Summary for the Fourth Quarter of 2007

In the fourth quarter of 2007, the Company recorded GAAP earnings of $67.4 million and operating earnings of $67.5 million. The Company’s fourth quarter 2007 GAAP earnings were reduced by two non-cash charges that were recorded in operating expenses: an after-tax charge of $2.1 million for the allocation of Employee Stock Ownership Plan (“ESOP”) shares in connection with the PennFed and Synergy merger transactions (the “merger-related charge”); and an after-tax charge of $650,000 relating to the Company’s membership interest in Visa U.S.A., a Visa, Inc. subsidiary (the “Visa litigation charge”), as further described below. The combined impact of the aforementioned non-cash charges was largely offset by a tax benefit of $2.6 million that stemmed from certain tax audit developments with various tax jurisdictions (the “benefit of tax audit developments”).

In October 2007, Visa completed a reorganization in contemplation of its initial public offering (“IPO”), which is expected to occur in 2008. As part of that reorganization, New York Community Bank and the former Synergy Bank, along with many other banks across the nation, received shares of common stock of Visa, Inc. Visa claims that all of the Visa U.S.A. member banks are obligated to share with it in losses stemming from certain litigation against it and certain other named member banks (the “Covered Litigation”).

Visa is expected to set aside a portion of the proceeds from its IPO in an escrow account to fund any judgments or settlements that may arise out of the Covered Litigation, and plans to reduce the amount of shares to be allocated to the Visa U.S.A. member banks by amounts necessary to cover such liability. Nevertheless, Visa member banks are expected to record a liability for the fair value of their related contingent obligation to Visa, based on their percentage membership interest. Therefore, the Company has determined that it should establish a non-cash pre-tax charge of $1.0 million for the Covered Litigation based on the combined membership interests of the Community Bank and Synergy Bank. The estimation of the Company’s proportionate share of any potential losses related to the Covered Litigation involves a great deal of judgment.

In accordance with generally accepted accounting principles, the Company has not yet recognized any value for its common stock ownership interest in Visa, Inc.

Net Interest Income

Notwithstanding the linked-quarter reduction in prepayment penalty income, the Company recorded net interest income of $154.4 million in the fourth quarter of 2007, a modest decline from $154.9 million in the third quarter of the year. While prepayment penalty income fell $12.6 million to $4.5 million over the course of the quarter, the impact was substantially softened by a linked-quarter rise in average interest-earning assets and by the Company’s ability to contain or reduce its funding costs during this time.

In addition to the interest-earning assets acquired in the Synergy transaction, the linked-quarter growth in the Company’s average interest-earning assets reflects the aforementioned increase in the volume of loans produced. The reduction in the average cost of funds reflects the strategic run-off of higher-cost funding sources during the quarter, and a decline in the cost of the Company’s interest-bearing deposits in the wake of actions taken by the Federal Open Market Committee.

Interest income rose $1.9 million to $399.1 million over the three months ended December 31, 2007, the net effect of a $462.0 million rise in the average balance of interest-earning assets to $26.4 billion and a seven-basis point decline in the average yield to 6.04%. The linked-quarter decline in the average yield was attributable to the aforementioned reduction in prepayment penalty income during the quarter. Similarly, the interest income produced by loans rose modestly to $302.7 million, as a $786.6 million rise in the average balance to $19.8 billion was tempered by a 25-basis point drop in the average yield to 6.12%.

The interest income produced by securities, meanwhile, rose $11.9 million to $93.7 million, the result of a $473.3 million increase in the average balance to $6.5 billion and a 33-basis point rise in the average yield to 5.80%.

The linked-quarter increase in fourth quarter 2007 interest income was exceeded by a $2.3 million increase in interest expense to $244.7 million, the net effect of a $365.7 million rise in the average balance of interest-bearing liabilities to $24.7 billion and a two-basis point reduction in the average cost of funds to 3.93%. Although the interest expense produced by interest-bearing deposits declined $6.7 million over the course of the quarter, the interest expense produced by borrowed funds rose $9.0 million during this time. The reduction in deposit-driven interest expense was the result of a $379.8 million decline in the average balance of interest-bearing deposits to $12.1 billion and a 12-basis point decline in the average cost of such funds to 3.38%. The increase in the interest expense produced by borrowed funds was the result of a $745.5 million increase in the average balance to $12.6 billion and a three-basis point rise in the average cost of such funds to 4.45%.

The year-over-year comparison of the Company’s fourth quarter 2007 net interest income reflects substantial improvement, despite a $4.2 million reduction in prepayment penalty income during this time. Net interest income rose $13.6 million year-over-year, as a $31.5 million increase in interest income exceeded a $17.9 million increase in interest expense.

The year-over-year growth of net interest income in the current fourth quarter was fueled by a $1.3 billion increase in interest-earning assets, coupled with an 18-basis point increase in the average yield. As the yield curve moved from inverted to flat midway through the year, and then began to grow steeper, the yields on the Company’s loans and securities began to increase. In addition, the Company repositioned its balance sheet in the second quarter, replacing certain lower-yielding assets that had been acquired with loans and securities featuring higher yields. As a result, the interest income produced by loans and securities rose $5.8 million and $23.3 million in the current fourth quarter, as the respective average balances rose $247.2 million and $918.9 million, and the respective average yields rose four and 72 basis points, year-over-year.

During this time, the interest expense produced by the Company’s interest-bearing liabilities rose $17.9 million, as the average balance grew $1.2 billion and the average cost rose 10 basis points. While the interest expense from borrowed funds rose $19.9 million year-over-year, the impact was somewhat tempered by a $2.0 million decline in the interest expense produced by interest-bearing deposits. The increase in the interest expense produced by borrowed funds was the result of a $1.2 billion rise in the average balance, together with a 23-basis point rise in the average cost of such funds. The reduction in the interest expense produced by interest-bearing deposits was the net effect of a $62.4 million rise in the average balance and a nine-basis point reduction in the average cost.

The average balance of non-interest bearing deposits was $1.3 billion in the fourth quarter of 2007, reflecting a $31.9 million increase from the trailing-quarter level and a year-over-year increase of $131.5 million.

Notwithstanding the linked-quarter and year-over-year reductions in prepayment penalty income, the Company’s net interest margin equaled 2.36% in the current fourth quarter, as compared to 2.41% and 2.27%, respectively, in the trailing and year-earlier three months. Excluding the impact of prepayment penalties totaling $4.5 million, $17.1 million, and $8.7 million on the respective measures, the Company’s fourth quarter 2007 net interest margin would have risen to 2.29% from 2.15% in the three months ended September 30, 2007 and from 2.13% in the three months ended December 31, 2006. Because prepayment penalty income may fluctuate significantly from quarter to quarter, depending on the perceived direction of market interest rates and the volume of multi-family and commercial real estate loans approaching their contractual repricing dates, among other factors, management believes that it is useful to calculate the Company’s net interest margin excluding the impact of prepayment penalties.

Non-interest Income

The Company recorded non-interest income of $26.5 million in the fourth quarter of 2007, as compared to $22.7 million in the year-earlier quarter and $84.4 million in the trailing three-month period. In the third quarter of 2007, the Company’s non-interest income was substantially boosted by a $64.9 million gain on the sale of the Company’s Atlantic Bank headquarters, which more than offset a $7.3 million loss on the sale of securities during that time. In the fourth quarter of 2006, the Company’s non-interest income was reduced by a $1.9 million loss in connection with the early redemption of certain trust preferred securities.

Fee income accounted for $11.0 million of the Company’s fourth quarter 2007 non-interest income and was up $422,000 and $915,000, respectively, from the levels recorded in the trailing and year-earlier three months. The increase was attributable to the expansion of the branch network, which resulted in an increase in deposit accounts.

Bank-owned life insurance contributed $6.8 million to non-interest income in the current fourth quarter, as compared to $7.0 million and $6.3 million, respectively, in the third quarter of 2007 and the fourth quarter of 2006. Other income accounted for the remaining $8.7 million of fourth quarter 2007 non-interest income, signifying a linked-quarter decrease of $573,000 and a $431,000 increase year-over-year. While revenues from third-party investment product sales rose during the quarter and year-over-year, the impact of the linked-quarter increase was offset by reductions in various other income sources, including revenues generated by the Company’s subsidiary investment advisory firm and income from the sale of one-to-four family loans to a third-party conduit.

Non-interest Expense

As previously mentioned, the Company recorded two non-cash charges in the fourth quarter of 2007 which increased the Company’s operating expenses and non-interest expense: the pre-tax merger-related charge of $2.2 million, recorded in compensation and benefits expense, and the pre-tax Visa litigation charge of $1.0 million recorded in general and administrative (“G&A”) expense.

In the fourth quarter of 2006, the Company recorded a pre-tax non-cash merger-related charge of $5.7 million in connection with the acquisition of Atlantic Bank of New York (“Atlantic Bank”), and a pre-tax charge of $3.1 million related to the retirements of the Company’s chairman and senior lending consultant.

Excluding these charges, the Company’s operating expenses and non-interest expense amounted to $78.6 million and $84.7 million, respectively, in the fourth quarter of 2007, as compared to $64.7 million and $69.7 million, respectively, in the fourth quarter of 2006. Including the aforementioned charges, the Company recorded total operating expenses of $81.8 million and $73.5 million in the current and year-earlier fourth quarters, and total non-interest expense of $87.9 million and $78.5 million, respectively. In the third quarter of 2007, the Company recorded operating expenses of $72.8 million and non-interest expense of $78.7 million.

The higher level of operating expenses recorded in the current fourth quarter was largely acquisition-driven. The Company added 56 branches to its franchise in 2007, including 21 branches of Synergy Bank on October 1st. Primarily reflecting the Synergy transaction, compensation and benefits expense rose $890,000 on a linked-quarter basis to $41.5 million; year-over-year, compensation and benefits expense declined by $680,000. The year-over-year decline was attributable to a $3.5 million reduction in merger-related charges, which totaled $5.7 million in the fourth quarter of 2006, as indicated above.

The level of fourth quarter 2007 occupancy and equipment expense also reflects the impact of the Company’s expansion. At $19.2 million, occupancy and equipment expense was up $2.5 million on a linked-quarter basis and $4.4 million year-over-year. G&A expense totaled $21.1 million in the current fourth quarter, rising $5.7 million and $4.6 million, respectively, from the earlier amounts. In addition to the aforementioned pre-tax Visa litigation charge of $1.0 million, the higher levels of G&A expense were primarily due to an increase in acquisition-driven marketing expenses, together with various other G&A costs.

The increase in fourth quarter 2007 non-interest expense also reflects a rise in the amortization of core deposit intangibles (“CDI”) stemming from the transactions with Synergy, PennFed, and Doral. The Synergy transaction added CDI of $4.5 million, which will be amortized using an accelerated method over a period of ten years. In the second and third quarters of 2007, the PennFed and Doral transactions added CDI of $20.9 million and $2.1 million, respectively, which also are being amortized using an accelerated method over a ten-year period. Accordingly, the Company recorded CDI amortization of $6.1 million in the current fourth quarter, up $223,000 and $1.0 million, respectively, from the amounts recorded in the trailing and year-earlier three months.

Income Tax Expense

Income tax expense totaled $25.6 million in the fourth quarter of 2007, as compared to $49.7 million and $31.8 million, respectively, in the trailing and year-earlier three-month periods. In the third quarter of 2007, the Company’s pre-tax income was boosted to $160.6 million by the $64.9 million pre-tax gain on the sale of its Atlantic Bank headquarters, which resulted in that quarter’s higher level of income tax expense. In contrast, the Company recorded pre-tax income of $93.0 million in the fourth quarter of 2007 and $84.9 million in the fourth quarter of 2006.

While pre-tax income thus rose year-over-year, the effective tax rate declined to 27.54% in the current fourth quarter from 37.46% in the fourth quarter of 2006. The decline in the effective tax rate was largely attributable to the benefit of certain tax audit developments with various tax jurisdictions, and also reflects the $3.5 million difference between the merger-related charges recorded in the current and year-earlier fourth quarters, both of which were non-deductible for income tax purposes.

Company Profile

New York Community Bancorp, Inc. is the holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. With 180 offices serving customers in New York City, Long Island, and Westchester County in New York, and Essex, Hudson, Mercer, Middlesex, Monmouth, Ocean, and Union counties in New Jersey, New York Community Bank is the fourth largest thrift depository in the market it serves. Reflecting the growth of its franchise through in-market merger transactions, the Community Bank currently operates through ten local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, Penn Federal Savings Bank, Synergy Bank, and Garden State Community Bank. New York Commercial Bank currently has 38 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, including 19 branches of Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Conference Call

As previously announced, the Company will host a conference call on January 29, 2008 at 9:30 a.m. (ET) to discuss its fourth quarter and full-year 2007 performance and its business model. The conference call may be accessed by dialing 800-289-0493 (for domestic calls) or 913-312-6698 (for international calls) and providing the following access code: 3259574. A replay of the conference call will be available approximately two hours following completion of the call through midnight on February 7th, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company’s web site, www.myNYCB.com, clicking on “Investor Relations,” and following the prompts. The webcast will be archived through 5:00 p.m. on February 29, 2008.

Presentation at Citi Financial Services Conference

As previously announced, Mr. Ficalora will be making a presentation regarding the Company’s financial performance and business model at the Citi Financial Services Conference in New York City on January 30, 2008, beginning at 8:00 a.m. (ET). A simultaneous webcast of the presentation and the accompanying PowerPoint slides will be available on the Investor Relations portion of the Company’s web site, and archived within an hour of the presentation’s conclusion through 5:00 p.m. on February 29, 2008.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties, and other future cash flows, or the market value of our assets; changes in deposit flows and wholesale borrowing facilities; changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in our credit ratings; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies we target for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

In addition, the following factors, among others, could cause the actual results of our recent acquisitions of Synergy Financial Group, Inc. and of 11 branches and certain assets and liabilities from Doral Bank, FSB, and the expected benefits of the respective transactions to the combined company and our shareholders, to differ materially from the expectations stated in this release: the ability of the Company to successfully integrate the assets, liabilities, customers, systems, and any personnel it may acquire into its operations pursuant to these transactions; and the Company’s ability to realize the related revenue synergies and cost savings within the expected time frames.

In addition, it should be noted that the Company routinely evaluates opportunities to expand through acquisition and frequently conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, debt, or equity securities may occur. Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share data)

	December 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$335,743	$230,759
Securities available for sale:
Mortgage-related securities	973,324	1,664,337
Other securities	407,932	276,450
Securities held to maturity:
Mortgage-related securities	2,479,483	1,387,817
Other securities	1,883,162	1,597,380
Total securities	5,743,901	4,925,984
Mortgage loans:
Multi-family	14,055,438	14,532,652
Commercial real estate	3,825,926	3,114,446
Construction	1,136,652	1,099,844
1-4 family	380,779	230,486
Total mortgage loans	19,398,795	18,977,428
Other loans	964,453	675,463
Total loans	20,363,248	19,652,891
Less: Allowance for loan losses	(92,794)	(85,389)
Loans, net	20,270,454	19,567,502
Federal Home Loan Bank of New York stock, at cost	423,069	404,311
Premises and equipment, net	214,906	196,084
Goodwill	2,437,404	2,148,108
Core deposit intangibles	111,123	106,381
Other assets	1,043,222	903,241
Total assets	$30,579,822	$28,482,370

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$2,456,756	$3,156,988
Savings accounts	2,514,189	2,394,145
Certificates of deposit	6,913,036	5,944,585
Non-interest-bearing accounts	1,273,352	1,123,286
Total deposits	13,157,333	12,619,004
Official checks outstanding	18,749	20,158
Borrowed funds:
Wholesale borrowings	12,193,610	11,070,333
Junior subordinated debentures	484,843	455,659
Other borrowings	237,219	354,016
Total borrowed funds	12,915,672	11,880,008
Mortgagors’ escrow	78,468	74,736
Other liabilities	227,287	198,627
Total liabilities	26,397,509	24,792,533
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 323,812,639 and 295,350,936 shares issued and outstanding)	3,238	2,954

Paid-in capital in excess of par	3,815,831	3,341,340
Retained earnings (partially restricted)	390,757	421,313
Less: Unallocated common stock held by ESOP	(3,085)	(4,604)
Common stock held by SERP	(3,113)	(3,113)
Accumulated other comprehensive loss	(21,315)	(68,053)
Total stockholders’ equity	4,182,313	3,689,837
Total liabilities and stockholders’ equity	$30,579,822	$28,482,370
NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006
Interest Income:
Mortgage and other loans	$302,747	$302,665	$296,948	$1,217,348	$1,118,467
Securities	93,726	81,833	70,415	319,566	288,979
Money market investments	2,638	12,726	260	29,831	1,254
Total interest income	399,111	397,224	367,623	1,566,745	1,408,700

Interest Expense:
NOW and money market accounts	17,131	24,067	28,475	90,346	116,055
Savings accounts	7,382	7,195	5,465	27,588	17,856
Certificates of deposit	78,613	78,589	71,171	307,764	249,286
Borrowed funds	141,544	132,495	121,672	524,391	463,761
Mortgagors’ escrow	33	26	35	126	176
Total interest expense	244,703	242,372	226,818	950,215	847,134
Net interest income	154,408	154,852	140,805	616,530	561,566
Provision for loan losses	--	--	--	--	--
Net interest income after
provision for loan losses	154,408	154,852	140,805	616,530	561,566

Non-interest Income:
Fee income	11,046	10,624	10,131	42,170	38,662
Bank-owned life insurance	6,778	6,999	6,276	26,142	23,627
Net (loss) gain on sale of securities	--	(7,307)	210	1,888	3,033
Gain on sale of bank-owned property	--	64,879	--	64,879	--
Loss on debt redemption	--	--	(1,859)	(1,848)	(1,859)
Loss on other-than-temporary
impairment of securities	--	--	(313)	(56,958)	(313)
Loss on mark-to-market of
interest rate swaps	--	--	--	--	(6,071)
Other	8,674	9,247	8,243	34,819	31,911
Total non-interest income	26,498	84,442	22,688	111,092	88,990

Non-interest Expense:
Operating expenses:
Compensation and benefits	41,489	40,599	42,169	159,217	138,705
Occupancy and equipment	19,210	16,739	14,841	68,543	56,735
General and administrative	21,136	15,462	16,489	71,815	60,922
Total operating expenses	81,835	72,800	73,499	299,575	256,362
Prepayment of wholesale borrowings	--	--	--	3,190	--
Post-merger repositioning charge	--	--	--	--	27,609
Amortization of core deposit intangibles	6,078	5,855	5,049	22,758	17,871
Total non-interest expense	87,913	78,655	78,548	325,523	301,842
Income before income taxes	92,993	160,639	84,945	402,099	348,714
Income tax expense	25,613	49,730	31,824	123,017	116,129
Net Income	$67,380	$110,909	$53,121	$279,082	$232,585

Basic earnings per share	$0.21	$0.36	$0.18	$0.90	$0.82
Diluted earnings per share	$0.21	$0.35	$0.18	$0.90	$0.81

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND OPERATING EARNINGS
(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that operating earnings are an important indication of its ability to generate earnings through ongoing operations.

For the three and twelve months ended December 31, 2007, the Company calculated its operating earnings by subtracting from non-interest expense a non-cash charge relating to the Company’s membership interest in Visa U.S.A. (the “Visa litigation charge”) and a non-cash charge for the allocation of ESOP shares in connection with the Company’s merger transactions in 2007 (the “merger-related charge”); and by excluding a benefit to income tax expense in connection with certain tax audit developments. In addition, the Company calculated its operating earnings for the twelve-month period by subtracting from non-interest income a net gain on the sale of securities and a pre-tax gain on the sale of bank-owned property; by adding back to non-interest income a loss on the other-than-temporary impairment of securities and a loss incurred in connection with the redemption of trust preferred securities (the “loss on debt redemption”); and by subtracting from non-interest expense a charge for the prepayment of wholesale borrowings. For the three and twelve months ended December 31, 2006, the Company calculated its operating earnings by adding back to non-interest income a pre-tax loss on debt redemption; and by subtracting from non-interest expense a pre-tax charge recorded in connection with the retirements of the Company’s chairman and senior lending consultant (the “retirement charge”) and a non-cash pre-tax charge for the allocation of ESOP shares in connection with the acquisition of Atlantic Bank (also a “merger-related charge”). In addition, for the twelve-month period, the Company calculated its operating earnings by adding back to non-interest income a pre-tax loss on the mark-to-market of interest rate swaps, and subtracted from non-interest expense the pre-tax charges for the prepayment of certain wholesale borrowings and the termination of its interest rate swap agreements following the acquisition of Atlantic Bank (collectively, the “post-merger repositioning charge”).

Because operating earnings reflect only those income and expense items that are generally recurring, the Company believes that they are useful to investors seeking to evaluate its ongoing operating performance and to compare its performance with other companies in the banking industry that also report operating earnings. Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates its operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company’s GAAP and operating earnings for the three months ended December 31, 2007, September 30, 2007, and December 31, 2006, and for the twelve months ended December 31, 2007 and 2006, follow:

	For the			For the
	Three Months Ended			Twelve Months Ended

(in thousands, except per share data)	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
GAAP Earnings	$67,380	$110,909	$53,121	$279,082	$232,585
Adjustments to GAAP earnings:
Visa litigation charge	1,000	--	--	1,000	--
Net loss (gain) on sale of securities	--	7,307	--	(1,888)	--
Gain on sale of bank-owned property	--	(64,879)	--	(64,879)	--
Loss on other-than-temporary impairment of securities	--	--	--	56,958	--
Merger-related charge	2,245	--	5,744	2,245	5,744
Loss on debt redemption	--	--	1,859	1,848	1,859
Retirement charge	--	--	3,072	--	3,072
Loss on mark-to-market of interest rate swaps	--	--	--	--	6,071
Prepayment of wholesale borrowings	--	--	--	3,190	--
Post-merger repositioning charge	--	--	--	--	27,609
Benefit of tax audit developments	(2,634)	--	--	(2,634)	--
Income tax effect on adjustments	(476)	17,823	(2,088)	392	(13,371)
Operating earnings	$67,515	$71,160	$61,708	$275,314	$263,569

Diluted GAAP Earnings per Share	$0.21	$0.35	$0.18	$0.90	$0.81
Adjustments to diluted GAAP earnings per share:
Visa litigation charge	--	--	--	--	--
Net loss (gain) on sale of securities	--	0.02	--	--	--
Gain on sale of bank-owned property	--	(0.14)	--	(0.15)	--
Loss on other-than-temporary impairment of securities	--	--	--	0.12	--
Merger-related charge	0.01	--	0.02	0.01	0.02
Loss on debt redemption	--	--	--	--	--
Retirement charge	--	--	0.01	--	0.01
Loss on mark-to-market of interest rate swaps	--	--	--	--	0.01
Prepayment of wholesale borrowings	--	--	--	0.01	--
Post-merger repositioning charge	--	--	--	--	0.07
Benefit of tax audit developments	(0.01)	--	--	(0.01)	--
Diluted operating earnings per share	$0.21	$0.23	$0.21	$0.88	$0.92
NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND CASH EARNINGS AND ADJUSTED CASH EARNINGS
(unaudited)

While neither cash earnings nor adjusted cash earnings are measures of performance calculated in accordance with GAAP, the Company believes that these measures are important because of their contribution to tangible stockholders’ equity. (Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity on page 15 of this release.)   The Company calculates cash earnings by adding back to GAAP earnings certain items that have been charged against net income but added back to tangible stockholders’ equity. Unlike other expenses incurred by the Company, such capital items represent contributions to, not reductions of, tangible stockholders’ equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its financial performance and to compare its performance with other companies in the banking industry that also report cash earnings.

The Company also reports adjusted cash earnings in order to provide investors with an indication of its ability to generate cash earnings through ongoing operations. The Company calculated its adjusted cash earnings for the three and twelve months ended December 31, 2007 by excluding the benefit of certain tax audit developments.  In addition, the Company calculated its adjusted cash earnings for the twelve-month period by adding back to non-interest income a net loss on the sale of securities and a loss on debt redemption; by subtracting from non-interest income a gain on the sale of bank-owned property; and by subtracting a charge for the prepayment of wholesale borrowings from non-interest expense.  To calculate its adjusted cash earnings for the three and twelve months ended December 31, 2006, the Company excluded from its cash earnings a loss on debt redemption and a charge recorded in connection with the retirements of the Company’s chairman and senior lending consultant.  In addition, the Company calculated its adjusted cash earnings for the twelve-month period by adding back to non-interest expense a loss on the mark-to-market of interest rate swaps and by subtracting a post-merger repositioning charge from non-interest expense.

Neither cash earnings nor adjusted cash earnings should be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP.  Moreover, the manner in which the Company calculates cash earnings and adjusted cash earnings may differ from that of other companies reporting measures with similar names.  Reconciliations of the Company’s GAAP and cash earnings and adjusted cash earnings for the three months ended December 31, 2007, September 30, 2007, and December 31, 2006, and for the twelve months ended December 31, 2007 and 2006, follow:

	For the Three Months Ended			For the Twelve Months Ended

(in thousands, except per share data)	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
GAAP Earnings	$67,380	$110,909	$53,121	$279,082	$232,585
Additional contributions to tangible stockholders’ equity:
Amortization and appreciation of shares held in stock-related benefit plans(1)	5,143	2,871	7,269	12,252	12,009
Associated tax benefits	216	(375)	(126)	(2,139)	105
Dividends on unallocated ESOP shares	366	365	545	1,461	2,182
Amortization of core deposit intangibles	6,078	5,855	5,049	22,758	17,871
Loss on other-than-temporary impairment of securities	--	--	--	38,668	--
Visa litigation charge	650	--	--	650	--
Total additional contributions to tangible stockholders’ equity	12,453	8,716	12,737	73,650	32,167
Cash earnings	$79,833	$119,625	$65,858	$352,732	$264,752

Diluted GAAP Earnings per Share	$0.21	$0.35	$0.18	$0.90	$0.81
Additional contributions to diluted cash earnings per share:
Amortization and appreciation of shares held in stock-related benefit plans(1)	0.02	0.01	0.02	0.04	0.04
Associated tax benefits	--	--	--	(0.01)	--
Dividends on unallocated ESOP shares	--	--	--	--	0.01
Amortization of core deposit intangibles	0.02	0.02	0.02	0.07	0.06
Loss on other-than-temporary impairment of securities	--	--	--	0.13	--
Visa litigation charge	--	--	--	--	--
Total additional contributions to diluted cash earnings per share	0.04	0.03	0.04	0.23	0.11
Diluted cash earnings per share	$0.25	$0.38	$0.22	$1.13	$0.92

Cash Earnings	$79,833	$119,625	$65,858	$352,732	$264,752
Adjustments to cash earnings:
Tax audit developments	(2,634)	--	--	(2,634)	--
Net loss (gain) on sale of securities	--	7,307	--	(1,888)	--
Gain on sale of bank-owned property	--	(64,879)	--	(64,879)	--
Loss on debt redemption	--	--	1,859	1,848	1,859
Retirement charge	--	--	3,072	--	3,072
Loss on mark-to-market of interest rate swaps	--	--	--	--	6,071
Prepayment of borrowings	--	--	--	3,190	--
Post-merger repositioning charge	--	--	--	--	27,609
Income tax effect on adjustments	--	17,823	(1,726)	19,158	(13,009)
Adjusted cash earnings	$77,199	$79,876	$69,063	$307,527	$290,354

Diluted Cash Earnings per Share	$0.25	$0.38	$0.22	$1.13	$0.92
Tax audit developments	(0.01)	--	--	(0.01)	--
Net loss (gain) on sale of securities	--	0.01	--	--	--
Gain on sale of bank-owned property	--	(0.14)	--	(0.14)	--
Loss on debt redemption	--	--	0.01	--	--
Retirement charge	--	--	0.01	--	0.01
Loss on mark-to-market of interest rate swaps	--	--	--	--	0.01
Prepayment of borrowings	--	--	--	0.01	--
Post-merger repositioning charge	--	--	--	--	0.07
Adjusted diluted cash earnings per share	$0.24	$0.25	$0.24	$0.99	$1.01

(1) The amounts for the three and twelve months ended December 31, 2007 and 2006 include non-cash pre-tax merger-related charges of $2.2 million and $5.7 million, respectively.
NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF STOCKHOLDERS' EQUITY AND TANGIBLE STOCKHOLDERS' EQUITY,
TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES
(unaudited)

Although tangible stockholders' equity, adjusted tangible stockholders' equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP measures in its analysis of the Company's performance. The Company believes that these non-GAAP measures are an important indication of its ability to grow both organically and through business combinations, and, with respect to tangible stockholders' equity and adjusted tangible stockholders' equity, its ability to pay dividends and to engage in various capital management strategies.

The Company calculates tangible stockholders' equity by subtracting from stockholders' equity the sum of its goodwill and core deposit intangibles ("CDI") and calculates tangible assets by subtracting the same sum from its total assets. To calculate its ratio of tangible stockholders' equity to tangible assets, the Company divides its tangible stockholders' equity by its tangible assets, both of which include after-tax net unrealized losses on securities. The Company also calculates its ratio of tangible stockholders' equity to tangible assets excluding the after-tax net unrealized losses on securities, as such losses are impacted by changes in market interest rates and therefore tend to change from day to day. This ratio is referred to as the ratio of "adjusted tangible stockholders' equity to adjusted tangible assets." The Company calculates tangible book value by dividing its tangible stockholders' equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders' equity, the Company adds the amortization of CDI, net of tax, back to net income and divides the adjusted net income by its average tangible assets and average tangible stockholders' equity, respectively. Average tangible stockholders' equity is calculated by subtracting average goodwill and average CDI from average stockholders' equity.

Neither tangible stockholders' equity, adjusted tangible stockholders' equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders' equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders' equity, adjusted tangible stockholders' equity, tangible assets, adjusted tangible assets, and the related measures may differ from that of other companies reporting measures with similar names. Reconciliations of the Company's stockholders' equity, tangible stockholders' equity, and adjusted tangible stockholders' equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended December 31, 2007, September 30, 2007, and December 31, 2006, and the twelve months ended December 31, 2007 and 2006, follow:
	At or for the			At or for the
	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2007	2006	2007	2006
(in thousands)
Total Stockholders’ Equity	$4,182,313	$4,031,474	$3,689,837	$4,182,313	$3,689,837
Less: Goodwill	(2,437,404)	(2,349,504)	(2,148,108)	(2,437,404)	(2,148,108)
Core deposit intangibles	(111,123)	(112,701)	(106,381)	(111,123)	(106,381)
Tangible stockholders’ equity	$1,633,786	$1,569,269	$1,435,348	$1,633,786	$1,435,348

Total Assets	$30,579,822	$30,039,905	$28,482,370	$30,579,822	$28,482,370
Less: Goodwill	(2,437,404)	(2,349,504)	(2,148,108)	(2,437,404)	(2,148,108)
Core deposit intangibles	(111,123)	(112,701)	(106,381)	(111,123)	(106,381)
Tangible assets	$28,031,295	$27,577,700	$26,227,881	$28,031,295	$26,227,881

Tangible Stockholders’ Equity	$1,633,786	$1,569,269	$1,435,348	$1,633,786	$1,435,348
Add back: After-tax net unrealized losses on securities	14,836	13,315	52,125	14,836	52,125
Adjusted tangible stockholders’ equity	$1,648,622	$1,582,584	$1,487,473	$1,648,622	$1,487,473

Tangible Assets	$28,031,295	$27,577,700	$26,227,881	$28,031,295	$26,227,881
Add back: After-tax net unrealized losses on securities	14,836	13,315	52,125	14,836	52,125
Adjusted tangible assets	$28,046,131	$27,591,015	$26,280,006	$28,046,131	$26,280,006

Average Stockholders’ Equity	$4,182,944	$3,951,215	$3,652,575	$3,915,942	$3,542,371
Less: Average goodwill	(2,437,732)	(2,341,272)	(2,151,829)	(2,314,729)	(2,096,196)
Average core deposit intangibles	(115,078)	(116,769)	(109,693)	(114,077)	(104,518)
Average tangible stockholders’ equity	$1,630,134	$1,493,174	$1,391,053	$1,487,136	$1,341,657

Average Assets	$30,407,154	$29,816,281	$28,524,090	$29,648,572	$28,112,644
Less: Average goodwill	(2,437,732)	(2,341,272)	(2,151,829)	(2,314,729)	(2,096,196)
Average core deposit intangibles	(115,078)	(116,769)	(109,693)	(114,077)	(104,518)
Average tangible assets	$27,854,344	$27,358,240	$26,262,568	$27,219,766	$25,911,930

Net Income	$67,380	$110,909	$53,121	$279,082	$232,585
Add back: Amortization of core deposit intangibles, net of tax	3,678	3,549	3,038	13,788	10,753
Adjusted net income	$71,058	$114,458	$56,159	$292,870	$243,338
NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

Three Months Ended
December 31, 2007	September 30, 2007
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest- earning assets:
Mortgage and other loans, net	$19,766,367	$302,747	6.12%	$18,979,750	$302,665	6.37%
Securities	6,460,817	93,726	5.80	5,987,562	81,833	5.47
Money market investments	191,583	2,638	5.46	989,423	12,726	5.10
Total interest-earning assets	26,418,767	399,111	6.04	25,956,735	397,224	6.11
Non-interest-earning assets	3,988,387	3,859,546
Total assets	$30,407,154	$29,816,281
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$2,569,245	$17,131	2.65%	$3,064,306	$24,067	3.12%
Savings accounts	2,562,258	7,382	1.14	2,534,661	7,195	1.13
Certificates of deposit	6,826,417	78,613	4.57	6,772,774	78,589	4.60
Mortgagors’ escrow	133,691	33	0.10	99,653	26	0.10
Total interest-bearing deposits	12,091,611	103,159	3.38	12,471,394	109,877	3.50
Borrowed funds	12,637,183	141,544	4.45	11,891,671	132,495	4.42
Total interest-bearing liabilities	24,728,794	244,703	3.93	24,363,065	242,372	3.95
Non-interest-bearing deposits	1,251,657	1,219,793
Other liabilities	243,759	282,208
Total liabilities	26,224,210	25,865,066
Stockholders’ equity	4,182,944	3,951,215
Total liabilities and stockholders’ equity	$30,407,154	$29,816,281
Net interest income/ interest rate spread	$154,408	2.11%	$154,852	2.16%
Net interest-earning assets/net interest margin	$1,689,973	2.36%	$1,593,670	2.41%
Ratio of interest-earning assets to interest-bearing liabilities	1.07	x	1.07	x
Core deposits	$6,383,160	$24,513	1.52%	$6,818,760	$31,262	1.82%

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,
	2007				2006
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$19,766,367	$302,747	6.12%		$19,519,215	$296,948	6.08%
Securities	6,460,817	93,726	5.80		5,541,880	70,415	5.08
Money market investments	191,583	2,638	5.46		20,547	260	5.02
Total interest-earning assets	26,418,767	399,111	6.04		25,081,642	367,623	5.86
Non-interest-earning assets	3,988,387				3,442,448
Total assets	$30,407,154				$28,524,090
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$2,569,245	$17,131	2.65%		$3,277,937	$28,475	3.45%
Savings accounts	2,562,258	7,382	1.14		2,436,975	5,465	0.89
Certificates of deposit	6,826,417	78,613	4.57		6,177,519	71,171	4.57
Mortgagors’ escrow	133,691	33	0.10		136,793	35	0.10
Total interest-bearing deposits	12,091,611	103,159	3.38		12,029,224	105,146	3.47
Borrowed funds	12,637,183	141,544	4.45		11,456,527	121,672	4.22
Total interest-bearing liabilities	24,728,794	244,703	3.93		23,485,751	226,818	3.83
Non-interest-bearing deposits	1,251,657				1,120,130
Other liabilities	243,759				265,634
Total liabilities	26,224,210				24,871,515
Stockholders’ equity	4,182,944				3,652,575
Total liabilities and stockholders’ equity	$30,407,154				$28,524,090
Net interest income/ interest rate spread		$154,408	2.11%			$140,805	2.03%
Net interest-earning assets/net interest margin	$1,689,973		2.36%		$1,595,891		2.27%
Ratio of interest-earning assets to interest-bearing liabilities			1.07	x			1.07	x

Core deposits	$6,383,160	$24,513	1.52%		$6,835,042	$33,940	1.97%
NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

Twelve Months Ended December 31,
2007	2006
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$19,425,469	$1,217,348	6.27%	$18,882,661	$1,118,467	5.92%
Securities	5,873,649	319,566	5.44	5,831,048	288,979	4.96
Money market investments	594,533	29,831	5.02	27,740	1,254	4.52
Total interest-earning assets	25,893,651	1,566,745	6.05	24,741,449	1,408,700	5.69
Non-interest-earning assets	3,754,921	3,371,195
Total assets	$29,648,572	$28,112,644
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$2,925,648	$90,346	3.09%	$3,519,471	$116,055	3.30%
Savings accounts	2,530,191	27,588	1.09	2,493,592	17,856	0.72
Certificates of deposit	6,683,162	307,764	4.61	5,939,897	249,286	4.20
Mortgagors’ escrow	130,035	126	0.10	128,591	176	0.14
Total interest-bearing deposits	12,269,036	425,824	3.47	12,081,551	383,373	3.17
Borrowed funds	11,991,559	524,391	4.37	11,126,640	463,761	4.17
Total interest-bearing liabilities	24,260,595	950,215	3.92	23,208,191	847,134	3.65
Non-interest-bearing deposits	1,192,683	1,110,486
Other liabilities	279,352	251,596
Total liabilities	25,732,630	24,570,273
Stockholders’ equity	3,915,942	3,542,371
Total liabilities and stockholders’ equity	$29,648,572	$28,112,644
Net interest income/interest rate spread	$616,530	2.13%	$561,566	2.04%
Net interest-earning assets/net interest margin	$1,633,056	2.38%	$1,553,258	2.27%
Ratio of interest-earning assets to interest-bearing liabilities	1.07	x	1.07	x

Core deposits	$6,648,522	$117,934	1.77%	$7,123,549	$133,911	2.93%
NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2007	2006	2007	2006
GAAP EARNINGS DATA:
Net income	$67,380	$110,909	$53,121	$279,082	$232,585
Basic earnings per share	0.21	0.36	0.18	0.90	0.82
Diluted earnings per share	0.21	0.35	0.18	0.90	0.81
Return on average assets	0.89%	1.49%	0.74%	0.94%	0.83%
Return on average tangible assets (1)	1.02	1.67	0.86	1.08	0.94
Return on average stockholders’ equity	6.44	11.23	5.82	7.13	6.57
Return on average tangible stockholders’ equity (1)	17.44	30.66	16.15	19.69	18.14
Efficiency ratio (2)	45.24	30.42	44.96	41.17	39.41
Operating expenses to average assets	1.08	0.98	1.03	1.01	0.91
Interest rate spread	2.11	2.16	2.03	2.13	2.04
Net interest margin	2.36	2.41	2.27	2.38	2.27
Shares used for basic EPS computation	321,556,331	312,077,886	292,481,537	309,535,954	284,877,310
Shares used for diluted EPS computation	323,311,364	313,597,185	293,698,501	311,102,992	286,261,492

OPERATING EARNINGS DATA: (3)
Operating earnings	$67,515	$71,160	$61,708	$275,314	$263,569
Basic operating earnings per share	0.21	0.23	0.21	0.89	0.93
Diluted operating earnings per share	0.21	0.23	0.21	0.88	0.92
Return on average assets	0.89%	0.95%	0.87%	0.93%	0.94%
Return on average tangible assets (1)	1.02	1.09	0.99	1.06	1.06
Return on average stockholders’ equity	6.46	7.20	6.76	7.03	7.44
Return on average tangible stockholders’ equity (1)	17.47	20.01	18.62	19.44	20.45
Operating efficiency ratio (2)	43.44	40.06	39.12	41.18	37.59

CASH EARNINGS DATA: (4)
Cash earnings	$79,833	$119,625	$65,858	$352,732	$264,752
Basic cash earnings per share	0.25	0.38	0.23	1.14	0.93
Diluted cash earnings per share	0.25	0.38	0.22	1.13	0.92
Cash return on average assets	1.05%	1.60%	0.92%	1.19%	0.94%
Cash return on average tangible assets (1)	1.15	1.75	1.00	1.30	1.02
Cash return on average stockholders’ equity	7.63	12.11	7.21	9.01	7.47
Cash return on average tangible
stockholders’ equity (1)	19.59	32.05	18.94	23.72	19.73
Cash efficiency ratio (2)	41.84	29.22	40.51	36.49	37.56

ADJUSTED CASH EARNINGS DATA: (4)
Adjusted cash earnings	$77,199	$79,876	$69,063	$307,527	$290,354
Basic adjusted cash earnings per share	0.24	0.26	0.24	0.99	1.02
Diluted adjusted cash earnings per share	0.24	0.25	0.24	0.99	1.01
Adjusted cash return on average assets	1.02%	1.07%	0.97%	1.04%	1.03%
Adjusted cash return on average tangible assets (1)	1.11	1.17	1.05	1.13	1.12
Adjusted cash return on average stockholders’ equity	7.38	8.09	7.56	7.85	8.20
Adjusted cash return on average tangible stockholders’ equity (1)	18.94	21.40	19.86	20.68	21.64
Adjusted cash efficiency ratio (2)	41.84	38.48	38.20	39.79	36.64

(1) Please see the reconciliations of stockholders' equity and tangible stockholders' equity on page 15 of this release.

(2) The Company calculates its GAAP, operating, cash, and adjusted cash efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings and of GAAP and cash earnings and adjusted cash earnings on pages 13 and 14 of this release.

(3) Please see the reconciliations of GAAP and operating earnings on page 13 of this release.
(4) Please see the reconciliations of GAAP and cash earnings and adjusted cash earnings on page 14 of this release.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	At December 31,	At September 30,	At December 31,
	2007	2007	2006
BALANCE SHEET DATA:
Book value per share	$12.95	$12.85	$12.56
Tangible book value per share (1)	5.06	5.00	4.88
Stockholders’ equity to total assets	13.68%	13.42%	12.95%
Tangible stockholders’ equity to tangible assets (1)	5.83	5.69	5.47
Tangible stockholders’ equity to tangible assets excluding after-tax net unrealized losses on securities (1)
	5.88	5.74	5.66
Shares used for book value and tangible book value per share computations (1)
	322,834,839	313,633,512	293,890,372
Total shares issued and outstanding	323,812,639	314,823,165	295,350,936

ASSET QUALITY RATIOS:
Non-performing loans to total loans	0.11%	0.11%	0.11%
Non-performing assets to total assets	0.07	0.07	0.08
Allowance for loan losses to non-performing loans	418.14	423.06	402.72
Allowance for loan losses to total loans	0.46	0.46	0.43

(1) Please see the reconciliations of stockholders' equity and tangible stockholders’ equity on page 15 of this release.

Footnotes to the Text

(1) Please see the reconciliations of the Company’s GAAP and cash earnings and adjusted cash earnings on page 14 of this release.

(2) Please see the reconciliations of the Company’s GAAP and operating earnings on page 13 of this release.

(3) The Company calculates its GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of the Company’s GAAP and operating earnings on page 13 of this release.

(4) Please see the reconciliations of the Company’s stockholders’ equity and tangible stockholders’ equity and the related measures on page 15 of this release.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President &
Director, Investor Relations